Exhibit 99.2

Contact:

Glenn Schulman, Pharm.D.

Assistant Director of Investor Relations

gschulman@curagen.com

(888) 436-6642

FOR IMMEDIATE RELEASE

CuraGen and TopoTarget Provide Update and Preliminary Data on

PXD101 Clinical Development Program

- Preliminary results show clinical activity of PXD101 in combination with commonly used anti-cancer agents -

- Conference call today at 11:00 a.m. Eastern time -

BRANFORD, Conn. – October 26, 2006 – CuraGen Corporation (NASDAQ: CRGN) and TopoTarget A/S (Copenhagen Stock Exchange: TOPO) today provided an update on the intravenous PXD101 clinical development program and reported preliminary results from three clinical trials. Preliminary results include data from a Phase Ib/II trial of PXD101 in combination with paclitaxel and carboplatin for advanced solid tumors, a Phase II trial of PXD101 monotherapy and in combination with dexamethasone for advanced multiple myeloma (MM) and a Phase Ib/II trial of PXD101 in combination with 5-fluorouracil for advanced solid tumors.

“The emerging clinical results from our PXD101 clinical development program are very encouraging. We believe these results, along with data being generated by the NCI-sponsored trials, will enable us to define the most efficient path toward registration,” commented Dr. Timothy Shannon, Executive Vice President of R&D and Chief Medical Officer. “The level of activity noted with PXD101, in combination with commonly used chemotherapy agents for patients with advanced cancers, highlights the competitiveness of our HDAC development program. We look forward to presenting clinical data in a peer-reviewed fashion at medical conferences later this year and throughout 2007. Based on these and additional data from the PXD101 development program, we expect to make decisions in 2007 regarding which indications will be advanced into registrational development during 2008.”

Phase Ib/II trial of PXD101 in combination with paclitaxel/carboplatin for advanced solid tumors

The Phase Ib portion of this trial aimed to establish the maximum tolerated dose (MTD) of intravenous PXD101 in combination with carboplatin and paclitaxel with advanced solid tumors for which there is no standard therapy. CuraGen and TopoTarget announced today that the Phase Ib dose escalation portion of this trial has been completed. A total of 23 patients were treated with preliminary results indicating that PXD101 was well tolerated when combined with standard full doses of paclitaxel and carboplatin, widely used treatments for a variety of cancers. Clinical activity was noted including 2 partial objective responses in patients with advanced, refractory cancer (confirmed response in a patient with pancreatic cancer and an ongoing confirmation in a patient with metastatic rectal cancer), and 3 patients achieving stable disease (SD) lasting greater than 10 cycles of treatment (one patient each with advanced Ewing’s sarcoma, malignant melanoma and bladder cancer).

Further results from the Phase Ib trial will be presented in November at the 18th EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics in Prague, Czech Republic. This study has now advanced into the Phase II portion and will enroll 15 patients to further evaluate the safety and activity of PXD101 combined with carboplatin and paclitaxel in patients with advanced ovarian cancer. Results from the Phase II trial are anticipated in mid-2007.

Phase II trial of PXD101 monotherapy and in combination with dexamethasone for advanced multiple myeloma (MM)

The Phase II clinical trial was an open label, multi-center study evaluating the safety and efficacy of intravenous PXD101 administered as a single-agent, and in combination with dexamethasone, on patients with advanced MM who had previously failed at least two treatment regimens. Patients were treated with at least two cycles of PXD101 monotherapy and assessed for response. A total of 25 patients were enrolled in the study, of which 21 were eligible to be evaluated for single agent clinical activity. Patients had previously received an average of greater than 5 prior lines of therapy before enrollment into the study. Preliminary results indicate that 9 patients (43%) receiving PXD101 monotherapy achieved SD, with no objective responses observed. Patients who progressed following treatment with PXD101 monotherapy were eligible to receive PXD101 in combination with dexamethasone. Of the 8 evaluable patients treated with this combination an objective response rate of 38% was achieved including 1 partial response and 2 minimal responses. The other 5 patients achieved SD, with two of these patients continuing to receive PXD101 and dexamethasone. PXD101, both alone and in combination with dexamethasone, was well-tolerated. Single agent activity did not meet the criteria necessary for expansion of enrollment into this trial. Currently enrolled patients will continue to receive PXD101 in combination with dexamethasone. Updated results from this trial will be presented in December at the 2006 American Society of Hematology Annual Meeting.

CuraGen and TopoTarget will await preliminary results from an ongoing program evaluating PXD101 in combination with Velcade® (bortezomib) for Injection, as well as data being generated from other ongoing trials with PXD101, before initiating additional investments in MM.

Phase Ib/II trial of PXD101 in combination with 5-fluorouracil (5-FU) for advanced solid tumors

The Phase Ib portion of this trial aims to establish the MTD of intravenous PXD101 in combination with 5-FU, on patients with advanced solid tumors for which there is no standard therapy. Based on initial results, 5-FU 250mg/m2/day was well tolerated with 1000 mg/m2/d PXD101, and additional cohorts have been added to the trial to evaluate higher doses of 5-FU in combination with PXD101. To date, a total of 17 patients have been enrolled in the study, with enrollment complete in four out of five cohorts. Preliminary results from the Phase Ib dose-escalation portion of the study will be presented in November at the 18th EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics in Prague, Czech Republic. The trial is expected to advance into Phase II during the first quarter 2007. Approximately 20 patients with advanced colorectal cancer will be enrolled to further evaluate the safety and activity of the regimen, with results anticipated in mid-2007.

CuraGen and TopoTarget Sponsored Clinical Trials with PXD101

In addition to the above mentioned trials, CuraGen and TopoTarget are conducting three additional clinical trials with PXD101.

•	A Phase II clinical trial evaluating intravenous PXD101 for the treatment of T-cell non-Hodgkin’s lymphomas (NHL) including cutaneous T-cell lymphoma (CTCL), as well as peripheral and other T-cell NHL. Results from this trial are expected by the end of 2007;

•	A Phase Ib clinical trial evaluating intravenous PXD101 in combination with Velcade® for Injection for the treatment of advanced MM. Results from this study are anticipated by mid-2007; and

•	A Phase I clinical trial evaluating the safety and tolerability of oral PXD101 for the treatment of advanced solid tumors. Results from this trial are anticipated by the end of 2007.

NCI-sponsored Clinical trials with PXD101

A total of seven clinical trials have been initiated by the National Cancer Institute (NCI) under a Clinical Trials Agreement signed with CuraGen. These trials include:

•	A Phase II clinical trial evaluating PXD101 for the treatment of Acute Myelogenous Leukemia (AML);

•	A Phase II clinical trial evaluating PXD101 for the treatment of B-cell lymphomas;

•	A Phase II clinical trial evaluating PXD101 for the treatment of mesothelioma;

•	A Phase I/II clinical trial evaluating PXD101 for the treatment of inoperable hepatocellular cancer;

•	A Phase I clinical trial evaluating PXD101 in combination with cis-retinoic acid for the treatment of patients with advanced solid tumors;

•	A Phase I clinical trial evaluating in combination with Velcade® (bortezomib) for Injection for the treatment of advanced malignancies, including solid tumors and lymphomas; and

•	A Phase I clinical trial evaluating PXD101 in combination with azacitidine for the treatment of advanced hematologic malignancies.

Conference Call Details and Dial-in Information

CuraGen will discuss the results during its quarterly results conference call this morning at 11:00 a.m. Eastern Time. Accompanying slides can be accessed from the Company’s website at www.curagen.com.

Date:	Thursday, October 26, 2006
Time:	11:00 a.m. ET
Dial-in:	877-272-5391 (domestic)
706-758-4315 (international)
Passcode:	8562032
Webcast:	Access to the live webcast is available at www.curagen.com

A replay of the conference call will be available starting at 2:00 p.m. Eastern time on Thursday, October 26, 2006 through Sunday, November 26, 2006 by dialing 800-642-1687 (domestic) or 706-645-9291 (international). The passcode for the replay is 8562032. An archive of the webcast will be available for 30 days at www.curagen.com.

About PXD101

PXD101 is a promising small molecule HDAC inhibitor being investigated for its role in the treatment of a wide range of solid and hematologic malignancies either as a single-agent, or in combination with other active anti-cancer agents, including 5-FU, carboplatin, paclitaxel, cis-retinoic acid, azacitidine and Velcade® (bortezomib) for Injection. HDAC inhibitors represent a new mechanistic class of anti-cancer therapeutics that target HDAC enzymes and have been shown to: arrest growth of cancer cells (including drug resistant subtypes); induce apoptosis, or programmed cell death; promote differentiation; inhibit angiogenesis; and sensitize cancer cells to overcome drug resistance when used in combination with other anti-cancer agents.

PXD101 is currently being evaluated in multiple clinical trials as a potential treatment for multiple myeloma, T- and B-cell lymphomas, AML, mesothelioma, liver, colorectal, ovarian cancers, either alone or in combination with anti-cancer therapies. In August 2004, CuraGen signed a Clinical Trials Agreement with the NCI under which the NCI will sponsor several clinical trials to investigate PXD101 for the treatment of various cancers, both as a single-agent and in combination chemotherapy regimens. In May 2005, TopoTarget announced the signing of a Cooperative Research and Development Agreement (CRADA) with the NCI to conduct pre-clinical and non-clinical studies on PXD101 in order to better understand its anti-tumor activity and to provide supporting information for clinical trials.

About CuraGen

CuraGen Corporation (NASDAQ: CRGN) is a biopharmaceutical company developing diverse approaches, including novel protein, antibody, and small molecule therapeutics, that aim to offer hope for patients with cancer, inflammatory diseases, and diabetes. CuraGen’s strategic alliances have resulted in a deep pipeline of potential therapeutics that is being developed by the Company’s experienced research and development teams. By leveraging the drug development strengths cultivated over the years, CuraGen expects to make a difference in the lives of patients by bringing forward promising therapeutics that address unmet medical needs. To further capitalize on CuraGen’s extensive research and development expertise, CuraGen founded a majority-owned subsidiary, 454 Life Sciences, which has developed and is commercializing advanced technologies for the sequencing of DNA. CuraGen is headquartered in Branford, Connecticut. For additional information please visit www.curagen.com.

About TopoTarget

TopoTarget (CSE: TOPO) is a biopharmaceutical company, headquartered in Denmark and with subsidiaries in the UK and Germany, dedicated to finding “Answers for Cancer” and developing improved cancer therapies. TopoTarget is founded and run by clinical cancer specialists and combines years of hands-on clinical experience with in-depth understanding of the molecular mechanisms of cancer. Focus lies on highly predictive cancer models and key cancer enzyme regulators (mainly HDAC, mTOR, and topoisomerase II inhibitors) and a strong development foundation has been built. TopoTarget has a broad portfolio of small molecule preclinical drug candidates and seven drugs are in clinical development, including both novel anti-cancer therapeutics and new cancer indications for existing drugs. Savene™ is TopoTarget’s first product on the market. In addition to organic growth, TopoTarget consistently looks for opportunities to strengthen and expand its activities through acquisitions and in-licensing. For more information, please refer to www.topotarget.com.

Safe Harbor

This press release contains forward-looking statements that are subject to certain risks and uncertainties. These forward looking statements include statements regarding future expectations, beliefs, intentions, goals, strategies, plans or prospects regarding the future, including statements about the expected benefits of PXD101, our ability to obtain results from PXD101 clinical trials in 2007 and our ability to advance one or more products into registational development by 2008. We caution investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: the risk that any one or more of the PXD101 or any other CuraGen drug development program will not proceed as planned for technical, scientific or commercial reasons or due to patient enrollment issues or based on new information from nonclinical or clinical studies or from other sources; the success of competing products and technologies; technological uncertainty and product development risks; uncertainty of additional funding; CuraGen’s history of incurring losses and the uncertainty of achieving profitability; CuraGen’s stage of development as a biopharmaceutical company; government regulation; patent infringement claims against CuraGen’s products, processes and technologies; the ability to protect CuraGen’s patents and proprietary rights; uncertainties relating to commercialization rights; and product liability exposure. Please refer to CuraGen’s Annual and Quarterly Reports on Forms 10-K and 10-Q for a complete description of these risks. CuraGen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

CRGN-P

- ### -